                                                                    EXHIBIT 99.2


NEWS RELEASE
For IMMEDIATE Release
Media Inquiries: C. Mark Brannum
                 Shareholder, Winstead Sechrest & Minick, PC
                 (214)745-5400

SI RESTRUCTURING, INC. EMERGES FROM CHAPTER 11

Austin, Texas, April 28, 2006 -- SI Restructuring, Inc. announced today that its Final Plan of Liquidation (the "Plan"), previously confirmed by the Bankruptcy Court for the Western District of Texas on April 5, 2006, has become effective as of April 21, 2006, and SI Restructuring, Inc. has emerged from bankruptcy court protection. On January 7, 2005, substantially all of the assets of SI Restructuring, Inc. and its affiliates were sold as a going concern.

As contemplated by SI Restructuring, Inc.'s Plan, the Plan Administrator, Dennis Faulkner, of Lain Faulkner & Company, is responsible for liquidating the remaining assets of SI Restructuring, Inc. and its affiliated debtors, reconciling the allowed amount of asserted claims and their priority of payment, and making distributions to creditors in accordance with the priority scheme established by the Bankruptcy Code. Mr. Faulkner and his firm have served a similar role in numerous bankruptcies.

Pursuant to the Plan, requests for payment of administrative expense claims in the bankruptcy case must be filed by June 5, 2006. Holders of administrative expense claims that do not file such requests by June 5, 2006 will be barred from later asserting such claims against any of the debtors or any of their respective property. Additionally, all executory contracts and leases of SI Restructuring, Inc. and its affiliated debtors that were not previously assumed and assigned or rejected during the bankruptcy case are deemed rejected, unless otherwise dealt with by the Plan or by order of the court. Any damages arising from the rejection of an executory contract or unexpired lease under the Plan will be treated as a general unsecured bankruptcy claim. Any such claim must be asserted in a timely filed proof of claim which must also be filed by June 5, 2006. Any claims for damages from the rejection of a contract pursuant to the Plan not filed by June 5, 2006 will be barred.

The payment of claims of any priority is conditioned upon the debtors having sufficient assets available to pay the claims. Distributions to unsecured, non-priority creditors are dependent on litigation recoveries.

Because the Plan does not provide for payment in full of all unsecured claims, all equity interests in SI Restructuring, Inc., including its stock, are cancelled under the Plan.